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    WORLD MONITOR TRUST II--
    SERIES D
    MONTHLY REPORT/
    NOVEMBER 30, 2001

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         WORLD MONITOR TRUST II--SERIES D
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Dear Interest Holder:
Enclosed is the report for the period from October 27, 2001 to November 30, 2001 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of November 30, 2001 was $84.33, an increase of .17% from the October 26, 2001 value of $84.19. The year-to-date return for Series D was a decrease of 3.61% as of November 30, 2001.

The estimated net asset value per interest as of December 14, 2001 was $84.81. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from October 27, 2001
  to November 30, 2001
Revenues:
Realized gain on commodity
  transactions.......................   $ 167,043
Change in unrealized commodity
  positions..........................    (127,786)
Interest income......................       4,574
                                        ---------
                                           43,831
                                        ---------
Expenses:
Commissions..........................      23,299
Management fees......................       4,847
Other transaction fees...............       1,098
Other expenses.......................       5,841
                                        ---------
                                           35,085
                                        ---------
Net gain.............................   $   8,746
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from October 27, 2001
  to November 30, 2001
                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (46,751.757
  interests)................  $3,935,914   $  84.19
Contributions...............     280,413
Net gain....................       8,746
Redemptions.................     (81,005)
                              ----------
Net asset value at end of
  period (49,139.954
  interests)................  $4,144,068      84.33
                              ----------
                              ----------
                                           --------
Change in net asset
  value per interest....................   $    .14
                                           --------
                                           --------
Percentage change.......................        .17%
                                           --------
                                           --------
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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             /s/ Barbara J. Brooks
                             -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer